EXHIBIT 3.1

FILE STAMP

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

FAR GROUP, INC.

Pursuant to RCW 23B.10.060 of the Washington Corporation Act, the undersigned corporation hereby submits the following amendment to the Corporation's Articles of Incorporation.

1. The name of the corporation is FAR GROUP, INC.

2. Article 1 is change as follows:

1. The name of the Corporation shall be:

NORTH AMERICAN NATURAL GAS, INC.

3. The aforementioned amendment was unanimously adopted by the Board of Directors without shareholder action on March 4, 2003.

4. Shareholder action was note required to pursuant to RCW 23B.10.020(5).

5. These Article of Amendment will be effective upon filing.

DATED this 4th day of March, 2003.

FAR GROUP, INC.

BY: /s/Coreena Hansen
Coreena Hansen, Secretary